Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER SALES INCREASE OF 10% AND ONE-TIME

LEASE ACCOUNTING ADJUSTMENT

DALLAS, TX – April 7, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for its first quarter ended March 31, 2005 were $185.6 million, up 10.1% from $168.6 million for the first quarter of 2004.  Comparable store sales decreased 0.3% for the quarter.

“We saw traffic improve in the first quarter.  Housewares and lawn and garden categories performed well,” stated Kathleen Mason, President and Chief Executive Officer.  “Inventories are in line with our expectations, and are well positioned for the second quarter.”

The Company will also record a one-time, non-cash, after-tax adjustment of approximately $2.4 million in the first quarter of 2005 to conform its accounting policies to generally accepted accounting principles related to leased stores prior to January 1, 2005.  The cumulative adjustment will reduce first- quarter diluted earnings per share by approximately $0.06.  The estimated adjustment is subject to final review by the company’s auditors.  Substantially all of the impact is for fiscal years 2003 and prior with no impact on diluted earnings per share for fiscal 2004.  Prior years’ financial results will not be restated since these issues were not material to previously reported results for any prior year.

This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.  Consistent with retail industry practices, the Company had previously reported its rent expenses for leases beginning on the store opening date, which excluded pre-opening or build-out period of our stores from the calculation of the period over which rents were expensed.  The adjustment required to correct this practice will not affect historical or future net cash flows or the timing of payments under related leases.

The Company believes that the new lease accounting practices will have an impact of less than $0.01 on 2005 diluted earnings per share.    With the $0.06 first quarter cumulative adjustment, our annual diluted earnings per share guidance would be $1.72 to $1.74, excluding the anticipated impact of non-cash expense related to the implementation of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.  Excluding the first quarter cumulative adjustment, our annual diluted earnings per share guidance remains at $1.78 to $1.80.

Based on the first quarter sales results ending March 31, 2005, the Company currently expects diluted earnings per share in the first quarter to be approximately $0.15 - $0.16, after recording the cumulative effect of the after-tax charge of $0.06 for the correction of lease accounting practices compared to reported earnings per share of $0.20 for the first quarter of 2004.  Before the accounting correction, diluted earnings per share are estimated to be $0.21 - $0.22 for the first quarter, a 5% - 10% increase over the first quarter of 2004.

Tuesday Morning Corporation management will review first quarter financial results in a teleconference call on April 21, 2005 at 10:00 a.m. Eastern Time. The Company will release first quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 673 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2004.

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